Shareholder Meeting Results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows:

			Votes for	Votes withheld
Liaquat Ahamed	 	85,592,208 	4,519,297
Ravi Akhoury	 	85,715,018 	4,396,488
Barbara M. Baumann	86,248,127 	3,863,378
Jameson A. Baxter	86,148,643 	3,962,863
Charles B. Curtis	86,111,568 	3,999,938
Robert J. Darretta	86,122,587 	3,988,918
Katinka Domotorffy	85,970,364 	4,141,142
John A. Hill	 	86,124,882 	3,986,624
Paul L. Joskow	 	86,157,699 	3,953,807
Kenneth R. Leibler	86,141,312 	3,970,194
Robert E. Patterson	86,183,587 	3,927,919
George Putnam, III	86,119,771 	3,991,735
Robert L. Reynolds	86,203,661 	3,907,845
W. Thomas Stephens 	86,109,990 	4,001,516

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for	Votes against	Abstentions	Broker non-votes
8,466,899 	319,918 	611,856 	2,179,008

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows:

Votes for	Votes against	Abstentions	Broker non-votes
68,444,155 	3,118,645 	4,434,966 	15,274,146


All tabulations are rounded to the nearest whole number.